Exhibit 2.5

Execution Version

SEVENTH AMENDMENT TO REVOLVING TRADE

RECEIVABLES PURCHASE AGREEMENT

MEMORANDUM OF AGREEMENT made as of the 17th day of November, 2010.

BETWEEN:

CELESTICA INC.,

(hereinafter referred to as the “Servicer”),

- and -

CELESTICA CORPORATION,

CELESTICA CZECH REPUBLIC S.R.O.,

CELESTICA HOLDINGS PTE LTD,

CELESTICA VALENCIA S.A. (SOCIEDAD UNIPERSONAL),

and

CELESTICA HONG KONG LTD.

(hereinafter referred to collectively as the “Sellers”),

- and -

DEUTSCHE BANK AG, NEW YORK BRANCH,

(hereinafter referred to as the “Administrative Agent” and “Deutsche Bank”).

WHEREAS the Sellers, the Servicer, Deutsche Bank, as Purchaser and the Administrative Agent are parties to a revolving trade receivables purchase agreement made as of November 23, 2005 (as amended by the First Amendment to Revolving Trade Receivables Purchase Agreement dated as of October 31, 2006, by the Second Amendment to Revolving Trade Receivables Purchase Agreement dated as of June 28, 2007, by the Third Amendment to Revolving Trade Receivables Purchase Agreement dated as of August 15, 2008, by the Fourth Amendment to Revolving Trade Receivables Purchase Agreement dated as of June 11, 2009, by the Fifth Amendment to Revolving Trade Receivables Purchase Agreement dated as of November 23, 2009 and by the Sixth Amendment to Revolving Trade Receivables Purchase Agreement dated as of April 26, 2010, the “Receivables Purchase Agreement”);

WHEREAS the Sellers, the Servicer, the Purchasers and the Administrative Agent now wish to further amend the Receivables Purchase Agreement by this amending agreement (this “Amending Agreement”);

AND WHEREAS Section 9.1 of the Receivables Purchase Agreement permits written amendments thereto with the written consent of each of the Sellers, the Servicer, the Required Purchasers and the Administrative Agent;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises, covenants and agreements of the parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

1.             Defined Terms All capitalized terms and expressions used and not otherwise defined in this Amending Agreement including in the recitals hereto shall have the meanings specified in the Receivables Purchase Agreement.

2.             Amendments of Definitions in Section 1.1:

2.1           The definition of “Availability Termination Date” is amended and restated in its entirety as follows:

“Availability Termination Date”: the earlier of (i) the date that is the seventh anniversary of the Closing Date and (ii) the date on which the Administrative Agent delivers to the Servicer a notice of termination as a result of a Termination Event in accordance herewith (or the date on which such termination becomes effective automatically pursuant to Section 7).

2.2           The definition of “Tranche A Applicable Margin” is amended and restated in its entirety as follows:

“Tranche A Applicable Margin”: 1.20% per annum.

2.3           The definition of “Tranche B Applicable Margin” is amended and restated in its entirety as follows:

“Tranche B Applicable Margin”: 1.50% per annum.

3.             Amendment to the Obligor Limits      Schedule 1.2, “Obligor Limits”, is deleted and replaced with Schedule 1.2 attached hereto.

4.             Amendment to Schedule      Schedule 3.15, “Principal Place of Business of the Sellers”, is deleted and replaced with Schedule 3.15 attached hereto.

5.             Fees      Section 2.4 of the Receivables Purchase Agreement is amended and restated in its entirety as follows:

2.4           Fees.  Celestica Canada agrees to pay to Deutsche Bank AG the fees in the amounts and on the dates previously agreed to in accordance with the Fee Letter between Celestica Canada and Deutsche Bank AG dated November 23, 2010 (the “Fee Letter”).

6.             Representations and Warranties     To induce the Administrative Agent and the Purchasers to enter into this Amending Agreement, the Guarantor and each of the Sellers hereby jointly and severally make the following representations and warranties (provided that each of Celestica Czech Republic and Celestica Valencia shall only be responsible hereunder for its own representations and warranties):

(a)           The Guarantor and each of the Sellers hereby represents and warrants as of the date of this Amending Agreement that no Termination Event or Incipient Termination Event has occurred and is continuing.

(b)           The Guarantor and each of the Sellers hereby represents and warrants as of the date of this Amending Agreement and as of the Effective Date (as defined below) that the audited consolidated balance sheets of Celestica Canada and its consolidated Subsidiaries as at December 31, 2009, and the related statements of income and of cash flows of Celestica Canada for the fiscal years ended on such dates, present fairly in all material respects the consolidated financial condition of Celestica Canada and its consolidated Subsidiaries as at such date, and Celestica Canada’s consolidated results of operations and cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP, applied consistently throughout the periods involved (except as approved by Celestica Canada’s accountants and disclosed therein).

(c)          The Guarantor and each of the Sellers hereby represents and warrants as of the date of this Amending Agreement and as of the Effective Date (as defined below) that since the date of the most recent financial statements made available to the Administrative Agent and the Purchasers there has been no change, development or event that has had or could reasonably be expected to have a Material Adverse Effect.

7.             Ratification Except for the specific changes and amendments to the Receivables Purchase Agreement contained herein, the Receivables Purchase Agreement and all related documents are in all other respects ratified and confirmed and the Receivables Purchase Agreement as amended hereby shall be read, taken and construed as one and the same instrument.

8.             Counterparts This Amending Agreement may be executed by one or more of the parties to this Amending Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of this Amending Agreement signed by all the parties shall be lodged with the Servicer and the Administrative Agent.

9.             Required Purchasers Deutsche Bank hereby confirms that as of the date hereof it is the sole Purchaser under the Receivables Purchase Agreement and that its consent to the amendments provided herein, as evidenced by its execution of this Amending Agreement, constitutes the written consent of the all Purchasers for the purposes of Section 9.1 of the Receivables Purchase Agreement.

10.           Confirmation of Guarantee The Guarantor hereby confirms and agrees that (i) the Guarantee is and shall continue to be in full force and effect and is otherwise hereby ratified and confirmed in all respects; and (ii) the Guarantee is and shall continue to be an unconditional and irrevocable guarantee of all of the Obligations (as defined in the Guarantee).

11.           Further Assurances Each party shall, and hereby agrees to, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, such further acts, deeds, mortgages, transfers and assurances as are reasonably required for the purpose of accomplishing and effecting the intention of this Amending Agreement.

12.           Conditions to Effectiveness This Amending Agreement shall become effective when the last to occur of the following conditions has been satisfied (such date being the “Effective Date”): receipt by the Administrative Agent of (i) counterparts hereof, duly executed and delivered by each of the parties hereto; (ii) legal opinion bring down certificates and such legal opinion supplements as the Administrative Agent may reasonably require in respect of the opinion letters initially delivered in connection with the closing under the Receivables Purchase Agreement; (iii) evidence of due authorization, execution and delivery of this Amending Agreement, to the extent not expressly covered in the legal opinion supplements provided under (ii) above; and (iv) (1) a copy of the UCC-1 (or UCC-3, as applicable) financing statement setting forth the applicable information regarding each of the Sellers, as debtors, filed with the District of Columbia Recorder of Deeds, Washington, D.C. and (2) a copy of the UCC-3 financing statement setting forth the applicable information regarding Celestica USA, as debtor, and the relevant Purchased Assets, filed with the Secretary of State of the State of Delaware. The Administrative Agent shall inform the Guarantor, the Sellers and the Purchasers of the occurrence of the Effective Date. Notwithstanding the foregoing, the provisions of Section 12 of this Amending Agreement shall not apply until November 23, 2010.

13.           Successors and Assigns This Amending Agreement shall be binding upon and inure to the benefit of the Sellers, the Servicer, the Purchasers, the Administrative Agent, and their respective successors and permitted assigns.

14.           Governing Law This Amending Agreement shall be governed and construed in accordance with the laws of the Province of Ontario.

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IN WITNESS WHEREOF, the parties hereto have caused this Amending Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CELESTICA INC., as Servicer and as Guarantor

by	/s/ Paul Nicoletti
	Name:	Paul Nicoletti
	Title:	Authorized Signatory

CELESTICA CORPORATION

by	/s/ Paul Nicoletti
	Name:	Paul Nicoletti
	Title:	Authorized Signatory

CELESTICA CZECH REPUBLIC S.R.O.

by	/s/ Paul Nicoletti
	Name:	Paul Nicoletti
	Title:	Authorized Signatory

CELESTICA HOLDINGS PTE LTD

by	/s/ Paul Nicoletti
	Name:	Paul Nicoletti
	Title:	Authorized Signatory

CELESTICA VALENCIA S.A. (SOCIEDAD UNIPERSONAL)

by	/s/ Paul Nicoletti
	Name:	Paul Nicoletti
	Title:	Authorized Signatory

CELESTICA HONG KONG LTD.

by	/s/ Paul Nicoletti
	Name:	Paul Nicoletti
	Title:	Authorized Signatory

DEUTSCHE BANK AG, NEW YORK BRANCH, as Administrative Agent and as Sole Purchaser

by	/s/ Kevin McBrien
	Name:	Kevin McBrien
	Title:	Vice President

/s/ Thomas Sakellariou
	Name:	Thomas Sakellariou
	Title:	Assistant Vice President

SCHEDULE 1.2
To the Receivables Purchase Agreement

ELIGIBLE BUYERS AND OBLIGOR LIMITS

Tranche A

Eligible Buyer	Obligor Limit	Applicable Percentage
CISCO SYSTEMS INC.	7,000,000	100.0%
EMC CORPORATION	10,000,000	100.0%
GOOGLE INC.	7,000,000	100.0%
HONEYWELL INTERNATIONAL INC.	20,000,000	100.0%
IBM CORPORATION	55,000,000	100.0%
ORACLE CORPORATION	65,000,000	100.0%
RESEARCH IN MOTION LTD.	71,000,000	100.0%

Tranche B

POLYCOM, INC.	15,000,000	100.0%
TOTAL	250,000,000	—

Schedule 3.15 to the Receivables Purchase Agreement

Principal Place of Business of the Sellers:

Celestica USA:

Pease International Tradeport, 72 Pease Boulevard, Newington, New Hampshire, 03801

Celestica Czech Republic:

Kladno, Billundská 3111, 272 01, Czech Republic

Celestica Valencia:

Carretera Valencia-Ademuz, kilómetro 17.6, La Puebla de Vallbona, 46185, Valencia, Spain

Celestica Holdings:

8 Cross Street, #1100, PWC Building, Singapore, 048424

Celestica Hong Kong:

4th Floor, Goldlion Holdings Centre, 13-15 Yuen Shun Circuit, Siu Lek Yuen, Shatin, Hong Kong